Exhibit 99.1

   ViewCast Extends Expiration Date for Public and Public Equivalent Warrants

    DALLAS--(BUSINESS WIRE)--Jan. 19, 2005--ViewCast Corporation (OTCBB:VCST)(OTCBB:VCSTW), a leading global provider of high-quality video communications for businesses and media enterprises, announced today that its Board of Directors has voted to extend the public and public equivalent common stock purchase warrants to an expiration date of February 3, 2006, from February 3, 2005. The warrants are redeemable by the company under certain conditions. As of December 31, 2004, approximately 3,900,000 public and public equivalent warrants are outstanding.
    "As a result of the improving overall business environment coupled with ViewCast's strengthening financial performance, we have decided to extend our public and public equivalent warrants for future exercise. We trust that in future months this extension will provide the company with additional capital for growth plus afford our loyal warrant holders with a promising investment opportunity," said George Platt, president and chief executive officer at ViewCast.

    About ViewCast

    ViewCast(R) develops video and audio communications products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.
    All trademarks are property of their respective holders.

    Safe Harbor Statement

    Certain statements, including those made by George Platt, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; operating losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. All subsequent written and oral forward-looking statements attributable to ViewCast.com, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast.com, Inc. does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.


    CONTACT: ViewCast Corporation
             Laurie Latham, 972-488-7200
             or
             Shelton Investor Relations
             Investor Contact
             Kellie Nugent, 972-239-5119 x 125
             knugent@sheltongroup.com